Exhibit 9.2
SUPPORT AGREEMENT
     SUPPORT AGREEMENT (the “Agreement”) made as of the • day of •, 2011.
AMONG:
MAGNUM HUNTER RESOURCES CORPORATION, a corporation existing under the laws of the State of Delaware (hereinafter referred to as “Acquiror”),
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MHR CALLCO CORPORATION, a corporation existing under the laws of the Province of Alberta (hereinafter referred to as “CallCo”),
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MHR EXCHANGECO CORPORATION, an indirect wholly-owned subsidiary of Acquiror, existing under the laws of the Province of Alberta (hereinafter referred to as “ExchangeCo”),
     WHEREAS, in connection with an arrangement agreement (the “Arrangement Agreement”) made as of January 19, 2011 among Acquiror, ExchangeCo and NuLoch Resources Inc., a corporation existing under the laws of Alberta (“NuLoch”), ExchangeCo is to issue exchangeable shares (the “Exchangeable Shares”) to certain holders of Class A shares in the capital of NuLoch (“NuLoch Common Shares”) pursuant to the plan of arrangement (the “Arrangement”) contemplated by the Arrangement Agreement;
     AND WHEREAS, pursuant to the Arrangement Agreement, Acquiror and ExchangeCo have agreed to execute a support agreement substantially in the form of this Agreement on the Effective Date (as defined in the Arrangement Agreement);
     NOW THEREFORE, in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:
ARTICLE 1
INTERPRETATION
1.1 Defined Terms
     Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the “Exchangeable Share Provisions”) attaching to the Exchangeable Shares which are attached as Schedule “A” to the Plan of Arrangement which is attached as Exhibit B to the Arrangement Agreement and as set out in the Articles of Arrangement of NuLoch, unless the context requires otherwise.
1.2 Interpretation Not Affected by Headings
     The division of this agreement into articles, sections, subsections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article”, “Section” or “Subsection” followed by a number refer to the specified Article, Section or Subsection of this Agreement. The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section, Subsection or other portion hereof.
1.3 Rules of Construction
     Unless otherwise specifically indicated or the context otherwise requires: (a) all references to “dollars” or “$” mean United States dollars, and all cash payments required to be made hereunder shall be made in United States dollars; (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders; and (c) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.”
1.4 Date for any Action
     If the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.
ARTICLE 2
COVENANTS OF ACQUIROR AND EXCHANGECO
2.1 Covenants Regarding Exchangeable Shares
     So long as any Exchangeable Shares not owned by Acquiror or its Affiliates are outstanding, Acquiror will:
(a)	not declare or pay any dividend on shares in the common stock, par value U.S.$0.01 per share, of Acquiror (“Acquiror Shares”) unless: (i) ExchangeCo shall: (A) simultaneously declare or pay, as the case may be, an equivalent dividend or other distribution economically equivalent thereto (as provided for in the Exchangeable Share Provisions) on the Exchangeable Shares (an “Equivalent Dividend”); and (B) ExchangeCo shall have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of any such Equivalent Dividend; or (ii) if the dividend or other distribution is a stock dividend or distribution of stock, in lieu of such dividend ExchangeCo shall: (A) effect a corresponding, contemporaneous and economically equivalent subdivision of the Exchangeable Shares (as provided for in the Exchangeable Share Provisions) (an “Equivalent Stock Subdivision”); and (B) have sufficient authorized but unissued securities available to enable the Equivalent Stock Subdivision;
(b)	advise ExchangeCo sufficiently in advance of the declaration by Acquiror of any dividend on Acquiror Shares and take all such other actions as are reasonably necessary, in cooperation with ExchangeCo, to ensure that: (i) the respective declaration date, record date and payment date for an Equivalent Dividend on the Exchangeable Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend on the Acquiror Shares; or (ii) the record date and effective date for an Equivalent Stock Subdivision shall be the same as the record date and payment date for the stock dividend on the Acquiror Shares and that such dividend on the Exchangeable Shares will correspond with any requirement of the principal stock exchange on which the Exchangeable Shares are listed;

(c)	take all such actions and do all such things as are reasonably necessary or desirable to enable and permit ExchangeCo, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share (other than Exchangeable Shares owned by Acquiror or its Affiliates) upon the liquidation, dissolution or winding-up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding-up its affairs, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by ExchangeCo, as the case may be, including all such actions and all such things as are necessary or desirable to enable and permit ExchangeCo to cause to be delivered Acquiror Shares to the holders of Exchangeable Shares in accordance with the provisions of Articles 5, 6 and 7 of the Exchangeable Share Provisions, as the case may be, of the Exchangeable Share Provisions and cash in respect of declared and unpaid dividends;
(d)	take all such actions and do all such things as are reasonably necessary or desirable to enable and permit CallCo, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, including all such actions and all such things as are necessary or desirable to enable and permit CallCo to cause to be delivered Acquiror Shares to the holders of Exchangeable Shares in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, as the case may be, and cash in respect of declared and unpaid dividends; and
(e)	not (and will ensure that CallCo or any of its Affiliates do not) exercise its vote as a shareholder to initiate the voluntary liquidation, dissolution or winding-up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs nor take any action or omit to take any action (and Acquiror will not permit CallCo or any of its Affiliates to take any action or omit to take any action) that is designed to result in the liquidation, dissolution or winding up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs.
2.2 Segregation of Funds
     Acquiror will cause ExchangeCo to deposit a sufficient amount of funds in a separate account of ExchangeCo and segregate a sufficient amount of such other assets and property as is necessary to enable ExchangeCo to pay dividends when due and to pay or otherwise satisfy its obligations under Articles 5, 6 and 7 of the Exchangeable Share Provisions or, if required, to pay the purchase price for Acquiror Shares as contemplated by Section 2.5 hereof, as applicable.
2.3 Reservation of Acquiror Shares
     Acquiror hereby represents, warrants and covenants in favour of ExchangeCo and CallCo that Acquiror has reserved for issuance and will, at all times while any Exchangeable Shares (other than Exchangeable Shares held by Acquiror or its Affiliates) are outstanding but subject to Section 2.6, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of Acquiror Shares (or other shares or securities into which Acquiror Shares may be reclassified or changed as contemplated by Section 2.7): (a) as is equal to the sum of: (i) the number of Exchangeable Shares issued and outstanding from time to time; and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time; and (b) as are now and may hereafter be required to enable and permit Acquiror to meet its obligations under the Voting and Exchange Trust Agreement and under any other security or commitment pursuant to the Arrangement with respect to which Acquiror may now or hereafter be required to issue Acquiror Shares, to enable and permit CallCo to meet its obligations arising upon exercise by it of each of the Liquidation Call Right, the Retraction Call Right, the Redemption Call Right and the Change of Law Call Right (if Acquiror causes CallCo to exercise such right) and to enable and permit ExchangeCo to meet its obligations hereunder and under the Exchangeable Share Provisions.
2.4 Notification of Certain Events
     In order to assist Acquiror in compliance with its obligations hereunder and to permit CallCo to exercise the Liquidation Call Right, the Retraction Call Right, the Redemption Call Right and the Change of Law Call Right (if Acquiror causes CallCo to exercise such right), ExchangeCo will notify Acquiror and CallCo of each of the following events at the times set forth below:
(a)	in the event of any determination by the Board of Directors of ExchangeCo to institute voluntary liquidation, dissolution or winding-up proceedings with respect to ExchangeCo or to effect any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding-up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;
(b)	promptly, upon the earlier of receipt by ExchangeCo of notice of and ExchangeCo otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceeding with respect to the involuntary liquidation, dissolution or winding-up of ExchangeCo or to effect any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding-up its affairs;
(c)	promptly, upon receipt by ExchangeCo of a Retraction Request;
(d)	promptly, following the date on which notice of redemption is given to holders of Exchangeable Shares, upon the determination of a Redemption Date in accordance with the Exchangeable Share Provisions;
(e)	promptly, upon the issuance by ExchangeCo of any Exchangeable Shares or rights to acquire Exchangeable Shares (other than the issuance of Exchangeable Shares and rights to acquire Exchangeable Shares in exchange for outstanding NuLoch Common Shares pursuant to the Arrangement); and
(f)	promptly, upon receiving notice of a Change of Law.
2.5 Delivery of Acquiror Shares to ExchangeCo and CallCo
     In furtherance of its obligations hereunder, upon notice from ExchangeCo or CallCo of any event that requires ExchangeCo or CallCo to cause to be delivered Acquiror Shares to any holder of Exchangeable Shares, Acquiror shall, subject to Section 2.6, forthwith issue and deliver the requisite number of Acquiror Shares to be received by, and issued to or to the order of, the former holder of the surrendered Exchangeable Shares, as ExchangeCo or CallCo shall direct. All such Acquiror Shares shall be duly authorized, validly issued and fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance.

2.6 Qualification of Acquiror Shares
     Acquiror covenants that if any Acquiror Shares (or other shares or securities into which Acquiror Shares may be reclassified or changed as contemplated by Section 2.7) (other than Acquiror Shares held by the Trustee) to be issued and delivered hereunder (including for greater certainty, pursuant to the Exchangeable Share Provisions, or pursuant to the Change of Law Call Right, Exchange Right or the Automatic Exchange Rights (all as defined in the Voting and Exchange Trust Agreement)) require registration or qualification with, or approval of, or the filing of any document, including any prospectus or similar document, the taking of any proceeding with, or the obtaining of any order, ruling or consent from, any governmental or regulatory authority under any Canadian or United States federal, provincial, territorial or state securities or other law or regulation or pursuant to the rules and regulations of any securities or other regulatory authority, or the fulfillment of any other United States or Canadian legal requirement (collectively, the “Applicable Laws”) before such shares (or other shares or securities into which Acquiror Shares may be reclassified or changed as contemplated by Section 2.7) may be issued and delivered by Acquiror at the direction of ExchangeCo or CallCo, if applicable, to the holder of surrendered Exchangeable Shares or in order that such shares (or other shares or securities into which Acquiror Shares may be reclassified or changed as contemplated by Section 2.7) may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a “control person” of Acquiror for purposes of Canadian provincial securities law or an “affiliate” of Acquiror for purposes of United States federal or state securities law), Acquiror will use its reasonable best efforts and in good faith expeditiously take all such actions and do all such things as are necessary or desirable and within its power to cause such Acquiror Shares (or other shares or securities into which Acquiror Shares may be reclassified or changed as contemplated by Section 2.7) to be and remain duly registered, qualified or approved under United States and/or Canadian law, as the case may be, to the extent expressly provided in the Arrangement Agreement. Acquiror will use its reasonable best efforts and in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all Acquiror Shares (or other shares or securities into which Acquiror Shares may be reclassified or changed as contemplated by Section 2.7) (other than Acquiror Shares held by the Trustee) to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Acquiror Shares (or other shares or securities into which Acquiror Shares may be reclassified or changed as contemplated by Section 2.7) are listed and are quoted or posted for trading at such time.
     Notwithstanding any other provision of the Exchangeable Share Provisions, or any term or provision of this Agreement, the Voting and Exchange Trust Agreement or the Plan of Arrangement, no Acquiror Shares shall be issued (and Acquiror shall not be required to issue any Acquiror Shares) in connection with any liquidation, dissolution or winding-up of the Corporation, or any retraction, redemption or any other exchange, direct or indirect, of Exchangeable Shares, if such issuance of Acquiror Shares would not be permitted by applicable laws.
2.7 Economic Equivalence
     So long as any Exchangeable Shares not owned by Acquiror or its Affiliates are outstanding:
(a)	Acquiror will not, without prior approval of ExchangeCo and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Exchangeable Share Provisions:
(i)	issue or distribute Acquiror Shares (or securities exchangeable for or convertible into or carrying rights to acquire Acquiror Shares) to the holders of all or substantially all of the then outstanding Acquiror Shares by way of stock dividend or other distribution, other than an issue of Acquiror Shares (or securities exchangeable for or convertible into or carrying rights to acquire Acquiror Shares) to holders of Acquiror Shares: (A) who exercise an option to receive dividends in Acquiror Shares (or securities exchangeable for or convertible into or carrying rights to acquire Acquiror Shares) in lieu of receiving cash dividends; or (B) pursuant to any dividend reinvestment plan or scrip dividend; or

(ii)	issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Acquiror Shares entitling them to subscribe for or to purchase Acquiror Shares (or securities exchangeable for or convertible into or carrying rights to acquire Acquiror Shares); or

(iii)	issue or distribute to the holders of all or substantially all of the then outstanding Acquiror Shares: (A) shares or securities of Acquiror of any class other than Acquiror Shares (other than shares convertible into or exchangeable for or carrying rights to acquire Acquiror Shares); (B) rights, options or warrants other than those referred to in Subsection 2.7(a)(ii); (C) evidences of indebtedness of Acquiror; or (D) assets of Acquiror, unless the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Acquiror in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Arrangement Agreement.

(b)	Acquiror will not, without the prior approval of ExchangeCo and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Exchangeable Share Provisions:
(i)	subdivide, redivide or change the then outstanding Acquiror Shares into a greater number of Acquiror Shares; or

(ii)	reduce, combine, consolidate or change the then outstanding Acquiror Shares into a lesser number of Acquiror Shares; or

(iii)	reclassify or otherwise change Acquiror Shares or effect an amalgamation, merger, reorganization or other transaction affecting the Acquiror Shares, unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares, and such change is permitted under applicable law; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Acquiror in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Arrangement Agreement.

(c)	Acquiror will ensure that the record date for any event referred to in Subsections 2.7(a) or 2.7(b) as such events apply to the Exchangeable Shares, or (if no record date is applicable for such event) the effective date for any such event, is the same as the record date or effective date, as applicable, with respect to the Acquiror Shares (and Acquiror shall contemporaneously notify ExchangeCo at the time Acquiror declares or announces such record date or effective date);

(d)	The Board of Directors of ExchangeCo shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of any event referred to in Subsections 2.7(a) or 2.7(b) and each such determination shall be conclusive and binding on Acquiror and the holders of the Exchangeable Shares. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors of ExchangeCo to be relevant, be considered by the Board of Directors of ExchangeCo:
(i)	in the case of any stock dividend or other distribution payable in Acquiror Shares, the number of such shares issued in proportion to the number of Acquiror Shares previously outstanding;

(ii)	in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Acquiror Shares (or securities exchangeable for or convertible into or carrying rights to acquire Acquiror Shares), the relationship between the exercise price of each such right, option or warrant and the Current Market Price, the volatility of the Acquiror Shares and the term of such instrument;

(iii)	in the case of the issuance or distribution of any other form of property (including any shares or securities of Acquiror of any class other than Acquiror Shares, any rights, options or warrants other than those referred to in Subsection 2.7(d)(ii), any evidences of indebtedness of Acquiror or any assets of Acquiror), the relationship between the fair market value (as determined by the Board of Directors of ExchangeCo in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Acquiror Common Share and the Current Market Price;

(iv)	in the case of any subdivision, redivision or change of the then outstanding Acquiror Shares into a greater number of Acquiror Shares or the reduction, combination, consolidation or change of the then outstanding Acquiror Shares into a lesser number of Acquiror Shares or any amalgamation, merger, reorganization or other transaction affecting Acquiror Shares, the effect thereof upon the then outstanding Acquiror Shares; and

(v)	in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of Acquiror Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).
(e)	ExchangeCo agrees that, to the extent required, upon due notice from Acquiror, ExchangeCo will use its reasonable best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by ExchangeCo, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalent with respect to the Acquiror Shares and Exchangeable Shares as provided for in this Section 2.7.
2.8 Tender Offers
     For so long as Exchangeable Shares remain outstanding (not including Exchangeable Shares held by Acquiror and its Affiliates), in the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to Acquiror Shares (an “Offer”) is proposed by Acquiror or is proposed to Acquiror or its shareholders and is recommended by the Board of Directors of Acquiror, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of Acquiror, and the Exchangeable Shares are not redeemed by ExchangeCo or purchased by CallCo pursuant to the Redemption Call Right, Acquiror will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares (other than Acquiror and its Affiliates) to participate in such Offer to the same extent and on an economically equivalent basis as the holders of Acquiror Shares, without discrimination. Without limiting the generality of the foregoing, Acquiror will use its reasonable best efforts expeditiously and in good faith to ensure that holders of Exchangeable Shares may participate in each such Offer without being required to retract Exchangeable Shares as against ExchangeCo (or, if so required, to ensure that any such retraction, shall be effective only upon, and shall be conditional upon, the closing of such Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall affect the rights of ExchangeCo to redeem (or CallCo to purchase pursuant to the Redemption Call Right) Exchangeable Shares, as applicable, in the event of an Acquiror Control Transaction.
2.9 Ownership of Outstanding Shares
     Without the prior approval of ExchangeCo and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Exchangeable Share Provisions, Acquiror covenants and agrees in favour of ExchangeCo that, as long as any outstanding Exchangeable Shares are owned by any Person other than Acquiror or any of its Affiliates, Acquiror will be and remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of ExchangeCo and CallCo. Notwithstanding the foregoing, Acquiror shall not be in violation of this Section 2.9 if any person or group of persons acting jointly or in concert acquires all or substantially all of the assets of Acquiror or the Acquiror Shares pursuant to any merger of Acquiror pursuant to which Acquiror was not the surviving corporation.
2.10 Acquiror and Affiliates Not to Vote Exchangeable Shares
     Acquiror and CallCo each covenant and agree that it will not, and will cause its Affiliates not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of the ABCA (or any successor or other corporate statute by which ExchangeCo may in the future be governed) with respect to any Exchangeable Shares held by it or by its Affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares.
2.11 Rule 10b-18 Purchases
     For greater certainty, nothing contained in this Agreement, including the obligations of Acquiror contained in Section 2.8, shall limit the ability of Acquiror or ExchangeCo to make a “Rule 10b-18 purchase” of Acquiror Shares pursuant to Rule 10b-18 of the United States Securities Exchange Act of 1934, as amended, or any successor rule.

ARTICLE 3
ACQUIROR SUCCESSORS
3.1 Certain Requirements in Respect of Combination, etc.
     Neither Acquiror nor CallCo shall consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or, in the case of a merger, of the continuing entity resulting therefrom, unless:
(a)	such other Person or continuing entity (the “Acquiror Successor”) by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by the Acquiror Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Acquiror Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Acquiror or CallCo, as the case may be, under this Agreement;

(b)	in the event that the Acquiror Shares are reclassified or otherwise changed as part of such transaction, the same or an economically equivalent change is simultaneously made to, or in the rights of the holders of, the Exchangeable Shares; and

(c)	such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder or the holders of Exchangeable Shares.
3.2 Vesting of Powers in Successor
     Whenever the conditions of Section 3.1 have been duly observed and performed, the parties hereto and the Acquiror Successor, if required by Section 3.1, shall execute and deliver the supplemental agreement provided for in Subsection 3.1(a) and thereupon the Acquiror Successor shall possess and from time to time may exercise each and every right and power of Acquiror or CallCo, as the case may be, under this Agreement in the name of Acquiror or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the Board of Directors of Acquiror or any officers of Acquiror may be done and performed with like force and effect by the directors or officers of such Acquiror Successor.
3.3 Wholly-Owned Subsidiaries
     Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Acquiror (other than ExchangeCo or CallCo) with or into Acquiror or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of Acquiror provided that all of the assets of such subsidiary are transferred to Acquiror or another wholly-owned direct or indirect subsidiary of Acquiror and any such transactions are expressly permitted by this Article 3.
3.4 Successorship Transaction
     Notwithstanding the foregoing provisions of Article 3, in the event of an Acquiror Control Transaction:

(a)	in which Acquiror merges or amalgamates with, or in which all or substantially all of the then outstanding Acquiror Shares are acquired by, one or more other corporations to which Acquiror is, immediately before such merger, amalgamation or acquisition, “related’’ within the meaning of the Tax Act (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of that definition; and

(c)	in which all or substantially all of the then outstanding Acquiror Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) or another corporation (the “Other Corporation”) that, immediately after such Acquiror Control Transaction, owns or controls, directly or indirectly, Acquiror, then all references herein to “Acquiror’’ shall thereafter be and be deemed to be references to “Other Corporation’’ and all references herein to “Acquiror Shares” shall thereafter be and be deemed to be references to “Other Shares’’ (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or Article 8 of the Plan of Arrangement or exchange of such shares pursuant to the Voting and Exchange Trust Agreement immediately subsequent to the Acquiror Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or Article 8 of the Plan of Arrangement, or exchange of such shares pursuant to the Voting and Exchange Trust Agreement had occurred immediately prior to the Acquiror Control Transaction and the Acquiror Control Transaction was completed) without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required.
ARTICLE 4
GENERAL
4.1 Term
     This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any Person other than Acquiror and any of its Affiliates.
4.2 Changes in Capital of Acquiror and ExchangeCo
     At all times after the occurrence of any event contemplated pursuant to Sections 2.7 and 2.8 hereof or otherwise, as a result of which either Acquiror Shares or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be deemed amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Acquiror Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.
4.3 Notices to Parties
     All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, telecopied (which is confirmed) or dispatched (postage prepaid) to a nationally recognized overnight courier service with overnight delivery instructions, in each case addressed to the particular party at:

(a)	c/o Magnum Hunter Resources Corporation
777 Post Oak Blvd, Suite 650
Houston, Texas 77056
	Attention:	Paul M. Johnston
Senior Vice President and General Counsel
	Facsimile Number:	(832) 369-6992
or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing.
4.4 Assignment
     No party hereto may assign this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise) except that ExchangeCo may assign in its sole discretion, any or all of its rights, interests and obligations hereunder to any wholly-owned subsidiary of Acquiror.
4.5 Binding Effect
     Subject to Section 4.4, this Agreement shall be binding upon, enure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.
4.6 Amendments, Modifications
     Subject to Sections 4.2, 4.7 and 4.11, this Agreement may not be amended or modified except by an agreement in writing executed by ExchangeCo, CallCo and Acquiror and approved by the holders of the Exchangeable Shares in accordance with Section 10.2 of the Exchangeable Share Provisions.
4.7 Ministerial Amendments
     Notwithstanding the provisions of Section 4.6, the parties to this Agreement may in writing at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this Agreement for the purposes of:
(a)	adding to the covenants of any or all parties provided that the board of directors of each of ExchangeCo, CallCo and Acquiror shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

(b)	making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the board of directors of each of ExchangeCo, CallCo and Acquiror, it may be expedient to make, provided that each such board of directors shall be of the good faith opinion that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

(c)	making such changes or corrections which are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the board of directors of each of ExchangeCo, CallCo and Acquiror shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.
4.8 Meeting to Consider Amendments
     ExchangeCo, at the request of Acquiror, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section 4.6. Any such meeting or meetings shall be called and held in accordance with the bylaws of ExchangeCo, the Exchangeable Share Provisions and all applicable laws.
4.9 Amendments Only in Writing
     No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.
4.10 Governing Laws; Consent to Jurisdiction
     This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein and shall be treated in all respects as an Alberta contract. Each party hereby irrevocably attorns to the jurisdiction of the courts of the Province of Alberta in respect of all matters arising under or in relation to this Agreement.
4.11 Severability
     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
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4.12 Counterparts
     This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MAGNUM HUNTER RESOURCES CORPORATION
By:
Name:
Title:

MHR EXCHANGECO CORPORATION
By:
Name:
Title:

MHR CALLCO CORPORATION
By:
Name:
Title: